EXHIBIT 99.1
PetMed Express, Inc. Names Sandra Campos as new Chief Executive Officer and President

•Sandra Campos, retail E-commerce veteran, becomes CEO and President, effective immediately, after spending the past year serving on the Company’s Board of Directors and remains on the Board
•Ms. Campos brings a deep understanding of the industry and company; focusing on unlocking shareholder value through a renewed emphasis on customer experience, operational excellence and digital marketing transformation

DELRAY BEACH, Fla., April 29, 2024 – PetMed Express, Inc. ("PetMeds®" or the “Company”) (NASDAQ: PETS), Your Trusted Pet Health Expert, today announced that the Board of Directors has appointed veteran retail executive and current PetMeds board member Sandra Campos as President and CEO, effective immediately. Ms. Campos also remains on the Board of Directors. Matt Hulett has stepped down as Chief Executive Officer and President and as a Director of the Company and will work with Ms. Campos to facilitate a smooth transition of leadership responsibilities before departing the Company on May 10, 2024. He will remain an advisor to the Company through August 2024.

Campos, a globally recognized, seasoned executive in consumer retail with over 25 years of leadership, previously served as CEO of Diane von Furstenberg and President of a portfolio of global brands including Juicy Couture, BCBG, Bebe and Herve Leger. Ms. Campos’ focus on the ever-evolving consumer landscape has transformed businesses for growth across digital and physical retail through technology, innovative marketing direct to the consumer, and supply chain diversification.

“Sandra is ideally suited to lead PetMeds’ next chapter and the Board is confident in her ability to drive sustainable profitable growth and shareholder value,” said Leslie C. G. Campbell, Chairman of the Board. “She is a proven leader and innovative marketer with a strategic, customer-centric mindset and passion for the pet wellness industry. Her extensive experience in building brands, evolving technology platforms, and driving digital transformations, along with a strong track record of operational excellence, will be instrumental in shaping our future success.”

Speaking on the new role, Ms. Campos said, “I am honored to be joining the PetMeds team as President and CEO and bringing my deep-rooted experience and unwavering passion for the industry to PetMeds at this pivotal time. Based on my background, industry knowledge and understanding of the Company, I am confident that this transition will unfold seamlessly, benefiting all stakeholders of PetMeds.” Campos continued, “In partnership with this dedicated Board, we will continue to focus on harnessing the collective potential of both the PetMeds and PetCareRx teams to propel growth, foster exceptional experiences for our customers and employees and drive significant value for our shareholders. I look forward to talking with analysts and shareholders after our earnings call next month,” Campos concluded.

"It has been a privilege to lead this Company and I am confident that Sandra's extensive experience and leadership skills position her to guide PetMeds into a promising future,” stated Mr. Hulett.

Ms. Campbell added, “The Board thanks Matt for his contributions over the past two and a half years and wishes him all the best in his future endeavors.”

About Sandra Campos

A globally recognized leader in consumer retail, Sandra Campos is the former Chief Executive Officer of Diane von Furstenberg and former President of a $1 billion portfolio of brands including Juicy Couture, BCBG, Bebe and Herve Leger. Before that time, Ms. Campos also held leadership roles with apparel companies Polo Ralph Lauren and Nautica International. Ms. Campos’ focus on the ever-evolving consumer landscape has transformed businesses for growth across digital and physical retail through technology, innovative marketing direct to the consumer, and supply chain diversification. Balancing her career between corporate roles and entrepreneurial ventures, she also co-founded the first celebrity brand management company for Selena Gomez, which included global licenses across fourteen categories. Her breadth of knowledge across the retail ecosystem ranges from software, product development, sourcing, and international distributor/franchise partnerships, to digital marketing and ecommerce. Ms. Campos serves as a Director of Big Lots Stores, and is a regular CNBC contributor speaking on retail trends and consumer news. She has been recognized in the top 100 Latina Leaders and as a Top Woman in Retail.

ABOUT PETMEDS

Founded in 1996, PetMeds is Your Trusted Pet Health Expert, delivering pet medications, food, health services and other products direct to the consumer at PetMeds.com and PetCareRX.com and through its toll-free number (1-800-PetMeds). PetMeds aims to be the most trusted pet health expert by providing incredible care and services that are affordable to the broadest group of pet parents--because every pet deserves to live a long, happy, healthy life. For more information, please visit www.petmeds.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. Words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and other similar words and expressions are intended to signify forward-looking statements. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain and are subject to various risks and uncertainties, including the Company’s ability to meet the objectives in its business plan. The Company’s future results may also be impacted by other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the Company's Annual Report on Form 10-K/A for the year ended March 31, 2023, as well as other subsequent filings on Form 10-Q and periodic filings on Form 8-K. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements, other than as may be required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

PETMEDS INVESTOR RELATIONS CONTACT
MZ North America
Brian M. Prenoveau, CFA
investor@petmeds.com
(561)489-5315